FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

GOLDEN GLOBAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54528	47-1460693
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

2537 S Gessner Rd., Suite 122,

Houston, TX 77063

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  832-252-7720

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 8 Other Events

Item 8.01 – Other Events

On December 17, 2014, Golden Global Corp. (“Golden Global” or the “Company”), received approval from the Financial Industry Regulatory Authority (“FINRA”) to effectuate a 1-for-100 reverse stock split of all of its issued and outstanding shares of common stock ( the “Reverse Split”) in the market at the open of business on December 23, 2014.  The Reverse Split was authorized and approved by the Board of Directors of the Company on December 10, 2014, to be effective as of the date of approval by FINRA.  When the Reverse Split becomes effective, the Company’s trading symbol will temporarily change to “GLDGD”. The added “D” will remain for 20 business days after which its trading symbol will revert back to “GLDG”.  Concurrently therewith, every 100 shares of its pre-Reverse Split issued and outstanding shares common stock shall be automatically converted into one post-Reverse Split share of its common stock, without any change in the par value of the shares.  All fractional shares which would otherwise result from the Reverse Split will be rounded up.  Immediately prior to the Reverse Split the Company will have 1,487,322,616 common shares issued and outstanding and immediately after the Reverse Split it will have approximately 14,873,226 common shares issued and outstanding.  The Company’s authorized common stock is not affected by the Reverse Split.  The new CUSIP number for the Company’s common stock is 381057207.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Robert Leyne Lee

Robert Leyne Lee, President